Exhibit 99.1

Nasdaq - NSIT	FOR IMMEDIATE RELEASE
Thursday, April 24, 2003, 4pm ET

INSIGHT ENTERPRISES, INC. REPORTS FIRST QUARTER RESULTS
Net Sales of $711 Million and Diluted Earnings Per Share of $0.15

TEMPE, Ariz. – April 24, 2003 – Insight Enterprises, Inc. (Nasdaq: NSIT) (the “Company”) today reported net sales and net earnings for the three months ended March 31, 2003.

Net sales for the quarter ended March 31, 2003 increased 35% to $711.3 million from $528.0 million in the same period in 2002 as a result of the acquisition of Comark during the second quarter of 2002 offset partially by decreases in IT spending in an uncertain economic and international environment. Net earnings and diluted earnings per share for the first quarter of 2003 were $7.0 million and $0.15, respectively, compared to first quarter 2002 net earnings of $12.1 million and diluted earnings per share of $0.28. The results for the first quarter of 2003 include the effects of accelerated depreciation of software that will not be utilized after the IT systems conversion in Insight North America ($1.1 million, net of taxes), costs associated with the closure of Insight North America’s distribution center in Indianapolis ($1.5 million, net of taxes), income associated with the reduction of certain liabilities assumed in connection with a previous acquisition by Insight UK ($2.5 million, net of taxes) and additional restructuring expenses in Insight UK ($380,000, net of taxes). These items collectively reduced diluted EPS by approximately $0.01 and were not included in the previously issued guidance for diluted earnings per share of $0.14 to $0.17. Additional discussion regarding these items is included in the segment disclosures below for Insight North America and Insight UK.

“As we wrap up the first quarter of 2003, we are in the midst of turbulent international and economic conditions. However, we are proud to have been successful in accomplishing the goals we set for ourselves and presented to our stockholders, in returning our UK business to operating profitability and making significant progress on the Comark integration process,” said Timothy A. Crown, chief executive officer.

The Company’s effective tax rates for the quarters ended March 31, 2003 and 2002 were 28.2% and 36.6%, respectively. The effective tax rate decreased because income resulting from the reduction of certain UK liabilities assumed in connection with a previous acquisition was not taxable and Canadian tax rates were reduced. The effect was offset partially by higher state income tax rates and nondeductible expenses relating to the Company’s Chicago-based operations.

Working capital as of March 31, 2003 was $188.4 million compared to $146.1 million as of March 31, 2002. Annualized inventory turns, excluding inventories not available for sale, were 34 times for the first quarter of 2003 compared to 56 times for the first quarter of 2002. The decrease in annualized inventory turns resulted from a reduction in the percentage of direct shipments and a corresponding increase in inventories due to the acquisition of Comark, increases in opportunistic purchases and changes in a manufacturer’s buying programs. The $19.8 million of inventories not available for sale represents inventories segregated pursuant to binding customer contracts which will be recorded as net sales when the products are shipped to the customers. Days sales in ending receivables were 45 for the first quarter of 2003 compared to 52 for the first quarter of 2002. Cash flows from operations for the three months ended March 31, 2003 and 2002 were $88.2 million and $28.8 million, respectively. Cash flows from operations for the three months ended March 31, 2003 resulted primarily from a decrease in accounts receivable, an increase in accrued expenses and other current liabilities and net earnings. The decrease in accounts receivable is due to reduced sales during the quarter along with a lower percentage of the quarter’s sales being made at the end of quarter. The increase in accrued expenses and other current liabilities resulted primarily from payments on binding customer contracts, discussed previously, that have not yet been recognized as net sales. Our outstanding balance under short-term financing arrangements was reduced to $30.0 million at March 31, 2003 from $91.2 million at December 31, 2002. This reduction was funded by cash flows from operations and borrowings under our inventory facility totaling $6.5 million that are included in accounts payable. At March 31, 2003, we had $50.7 million in cash.

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Insight Enterprises, Inc.          1305 West Auto Drive         Tempe, Arizona 85284         480-902-1001         FAX 480-760-8958

Insight Q1 2003 Results, Page 2	April 24, 2003

The Company is a leading provider of IT products and services to businesses in the United States, Canada and the United Kingdom. Its offerings include brand name computing products, IT services and outsourcing of business processes. The Company is organized in the following four operating segments:

•	Single source provider of computing products and services – North America (referred to as “Insight North America”)

•	Direct marketer of computing products and services – United Kingdom (referred to as “Insight UK”)

•	Business process outsourcing provider (referred to as “Direct Alliance”)

•	Other: Internet service provider (referred to as “PlusNet”)

Insight North America

Insight North America’s net sales in the first quarter of 2003 increased 52% to $591.4 million, compared to net sales of $389.4 million in the first quarter of 2002. The increase in net sales resulted from the acquisition of Comark in the second quarter of 2002 offset partially by decreases in IT spending in an uncertain economic and international environment. “The expectation of military action over the past several months and the subsequent onset of the war in Iraq caused further deterioration in an already sluggish IT spending market. Economic uncertainty has caused businesses across almost all industries to tighten or freeze their budgets,” said Mr. Crown.

Insight North America’s gross profit as a percentage of net sales was 11.0% in the first quarter of 2003 and 11.4% in the first quarter a year ago. “The decrease in gross profit percentage over the prior year is due primarily to the lower gross margins of sales to large corporate enterprises added with the acquisition of Comark, declines in supplier reimbursements and decreases in freight margins. This decline is offset partially by decreases in the write-down of inventories and a change in accounting classification for certain funds received from vendors,” said Stanley Laybourne, chief financial officer.

As expected, the adoption of Emerging Issues Task Force (“EITF”) Issue No. 02-16, “Accounting by a Reseller for Cash Consideration Received from a Vendor” did not have a material effect on the Company’s financial statements. As a result of the adoption of this pronouncement, Insight North America recorded approximately $2.3 million of vendor consideration as a reduction to costs of goods sold during the quarter ended March 31, 2003 that prior to the adoption would have been classified as a reduction of selling and administrative expenses. The change in classification resulted in a four-tenths percentage point increase in gross margin and a corresponding increase in selling and administrative expenses as a percentage of net sales compared to the prior classification.

For the first quarter of 2003, Insight North America’s selling and administrative expenses were 9.9% of net sales compared to 8.3% in the same quarter in 2002. During the quarter ended March 31, 2003, Insight North America recorded additional depreciation, included in selling and administrative expenses, totaling $1.7 million due to a change in the estimated useful life of certain software assets that will no longer be used after the system conversion is completed. Mr. Laybourne added, “The increase in selling and administrative expenses as a percentage of sales from prior year is due primarily to maintaining duplicate support departments until the system conversion and final integration of Comark is completed, the change in classification of vendor consideration, accelerated depreciation on certain software assets and stay bonuses for certain employees recorded in this quarter.” Additionally, selling and administrative expenses increased over prior year at a higher rate than net sales.

During the quarter ended March 31, 2003, Insight North America recorded $2.3 million in restructuring expenses associated with costs incurred to close Insight North America’s distribution facility in Indianapolis. The Indianapolis facility was closed in order to consolidate warehouse and distribution functions in Illinois in accordance with the integration plan. This charge primarily represented costs associated with terminated employees, abandoned assets and remaining lease obligations.

Insight North America’s earnings from operations, which include the $1.7 million of accelerated depreciation of certain software assets that will not be utilized after the IT systems conversion in Insight North America and $2.3 million associated with the closure of Insight North America’s distribution center in Indianapolis, decreased 68% to $4.0 million in the first quarter of 2003, compared to earnings from operations of $12.4 million in the first quarter of 2002.

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Insight Enterprises, Inc.          1305 West Auto Drive         Tempe, Arizona 85284         480-902-1001         FAX 480-760-8958

Insight Q1 2003 Results, Page 3	April 24, 2003

Insight UK

Insight UK’s net sales in the first quarter of 2003 decreased 14% to $94.4 million, compared to net sales of $110.2 million in the first quarter of 2002. The decrease in net sales was due primarily to a weakened IT spending environment over the past year, particularly in the larger corporate enterprises, offset partially by increases in the exchange rates for the United Kingdom. “Although sales are down from the first quarter of last year, we are pleased that Insight UK is building sales momentum and posted an 11% increase in net sales over last quarter. This increase is due to a focused effort by the UK sales teams towards public sector and small- to medium-sized business customers, which has resulted in increased sales offset by some decreases in sales to larger corporate customers,” commented Mr. Crown. “Additionally, the first quarter is traditionally the strongest for public sector business in the United Kingdom, as these customers typically have a March 31 fiscal year end.”

Insight UK’s gross profit as a percentage of net sales was 13.8% in the first quarter of 2003 as compared to 12.8% in the first quarter a year ago. According to Mr. Laybourne, “The increase in gross profit percentage over the prior year is due primarily to increases in product margin and a change in accounting classification for certain funds received from vendors. These increases were offset partially by an increase in write-down of inventories and a decrease in services gross margin.”

As expected, the adoption of Emerging Issues Task Force (“EITF”) Issue No. 02-16, “Accounting by a Reseller for Cash Consideration Received from a Vendor” did not have a material effect on the Company’s financial statements. As a result of the adoption of this pronouncement, Insight UK recorded approximately $410,000 of vendor consideration as a reduction to costs of goods sold during the quarter ended March 31, 2003 that prior to the adoption would have been classified as a reduction of selling and administrative expenses. The change in classification resulted in a four-tenths percentage point increase in gross margin and a corresponding increase in selling and administrative expenses as a percentage of net sales compared to the prior classification.

During the quarter ended March 31, 2003, Insight UK settled certain liabilities assumed with the acquisition of Action plc in late 2001 for $2.5 million less than the amounts originally recorded. Normally, these items would be recorded as a reduction to goodwill. However, Insight UK recorded a goodwill impairment charge during the fourth quarter of 2002 which eliminated its entire goodwill balance; therefore, the $2.5 million reduction in assumed liabilities is recorded in the statement of operations. The income resulting from the reduction in assumed liabilities was not taxable.

For the first quarter of 2003, Insight UK’s selling and administrative expenses were 12.7% of net sales compared to 10.1% in the same quarter in 2002. Mr. Laybourne added, “The increase in selling and administrative expenses as a percentage of net sales is due primarily to the investment in additional account executives and senior sales management and the change in classification of vendor consideration, offset partially by reductions in support staff.”

Insight UK recorded $543,000 of restructuring expenses relating to severance associated with the elimination of service technicians and certain support and management functions at the end of the quarter.

Insight UK posted earnings from operations in the first quarter of 2003 of $3.0 million, which include income of $2.5 million associated with the reduction of certain liabilities assumed in connection with a previous acquisition and additional restructuring expenses in Insight UK of $543,000, compared to earnings from operations of $3.0 million in the first quarter of 2002. “We are pleased that Insight UK showed substantial sequential improvement over last quarter with earnings from operations in excess of $1 million, excluding the restructuring expenses and reduction of assumed liabilities. I am confident that we now have a strong management team in the UK that is building a strategy and culture which will facilitate continued earnings from operations,” commented Mr. Crown.

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Insight Enterprises, Inc.          1305 West Auto Drive         Tempe, Arizona 85284         480-902-1001         FAX 480-760-8958

Insight Q1 2003 Results, Page 4	April 24, 2003

Direct Alliance

Direct Alliance posted overall net sales of $19.6 million in the quarter ended March 31, 2003, a 24% decrease, compared to $25.7 million in the first quarter of 2002. The decline in net sales is due primarily to a reduction in freight services that Direct Alliance provides to its clients and a decrease in pass through product sales. Additionally, one of Direct Alliance’s clients is winding down a program that is scheduled to end in May 2003. This client represented approximately 8.4% and 17.5% of Direct Alliance’s net sales for the three months ended March 31, 2003 and 2002, respectively. “Although this client was pleased with the service provided by Direct Alliance, the client has opted to increase its in-house direct initiatives. We are confident in our ability to increase existing programs and attract new clients,” said Mr. Crown. For the three months ended March 31, 2003, Direct Alliance’s largest outsourcing client accounted for approximately 61% of Direct Alliance’s net sales.

Direct Alliance’s gross profit decreased $680,000 or 13% to $4.7 million for the first quarter of 2003, compared to $5.4 million for the first quarter of 2002. The decline in gross profit is due to a decrease in sales performance fees from the client whose program will end in the second quarter of 2003 and a decrease in system customization projects performed for various clients.

Selling and administrative expenses at Direct Alliance decreased 9% to $1.2 million for the first quarter of 2003 compared to $1.3 million for the first quarter of 2002. The decrease in selling and administrative expenses was due to reductions in personnel and other cost cutting measures. Selling and administrative expenses as a percentage of net sales were 6.1% in the first quarter of 2003 compared to 5.1% in the first quarter of 2002.

Direct Alliance posted earnings from operations of $3.5 million for the first quarter of 2003, a 14% decrease, compared to earnings from operations of $4.1 million for the first quarter of 2002.

PlusNet

PlusNet’s net sales in the first quarter of 2003 increased 116% to $5.8 million, compared to net sales of $2.7 million in the first quarter of 2002. PlusNet has experienced a shift in the primary source of its net sales from “dial-up” to broadband Internet access customers. Although broadband Internet access is sold at a lower gross margin percentage, it is providing an increase in net sales and earnings from operations for PlusNet. PlusNet expects broadband Internet access to continue to increase as a percentage of net sales.

PlusNet’s gross profit as a percentage of net sales decreased from 56.9% in the first quarter of 2002 to 38.5% in the first quarter of 2003 due to broadband Internet access, which is sold at lower gross margins, representing a higher percentage of net sales in the first quarter of 2003.

For the first quarter of 2003, PlusNet’s selling and administrative expenses were 29.7% of net sales compared to 43.0% in the same quarter in 2002. This decrease was due to an increase in net sales offset partially by increases in personnel expenses and bad debt expense.

Earnings from operations increased to $514,000 in the first quarter of 2003, compared to earnings from operations of $374,000 in the first quarter of 2002.

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Insight Enterprises, Inc.          1305 West Auto Drive         Tempe, Arizona 85284         480-902-1001         FAX 480-760-8958

Insight Q1 2003 Results, Page 5	April 24, 2003

Conference Call and Webcast

The Company will host a corresponding conference call and live webcast today at 5:00 p.m. ET to discuss the quarterly results of operations. A live webcast of the conference call (in listen-only mode) will be available on the Company’s corporate website at www.insight.com. A replay of the webcast will be available on the Company’s corporate website for a limited time.

Forward-Looking Information

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, among other things, projections of matters that affect sales, gross profit, operating expenses, earnings from operations or net earnings; projections of capital expenditures; projections for growth; hiring plans; plans for future operations, including the execution of acquisition integration plans; financing needs or plans; plans relating to our products and services; statements of belief; and statements of assumptions underlying any of the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking information. Some of the important factors that could cause our actual results to differ materially from those projected in any forward-looking statements include, but are not limited to, the following:

•	risks associated with our integration and operation of past and future acquired businesses;

•	reduced demand for products and services in our industry;

•	current unfavorable economic conditions (including uncertainty created by military action);

•	actions of competitors;

•	changes in supplier reimbursement and buying programs;

•	our ability to manage growth successfully;

•	changing methods of distribution;

•	risks associated with international operations;

•	reliance on suppliers;

•	reliance on information and telephone systems;

•	reliance on our outsourcing clients;

•	rapid changes in product standards;

•	dependence on key personnel;

•	availability of short-term financing arrangements;

•	changes in state sales or use tax collection requirements;

•	recently enacted and proposed changes in securities laws and regulations;

•	results of litigation;

•	and other risks that are otherwise described from time to time in our Securities and Exchange Commission reports, including but not limited to the items discussed in “Factors that Could Affect Future Results” set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission.

Contacts:	Stanley Laybourne	Karen McGinnis
	Executive Vice President,	Senior Vice President-
	Chief Financial Officer and Treasurer	Finance
	Tel. 480-350-1142	Tel. 480-333-3074
	Email slaybour@insight.com	Email kmcginni@insight.com

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Insight Enterprises, Inc.          1305 West Auto Drive         Tempe, Arizona 85284         480-902-1001         FAX 480-760-8958

Insight Q1 2003 Results, Page 6	April 24, 2003

INSIGHT ENTERPRISES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	For the
	Three Months Ended
	March 31,

	2003	2002

	(unaudited)
Net sales	$711,271	$527,963
Costs of goods sold	626,286	462,393

Gross profit	84,985	65,570
Operating expenses:
Selling and administrative expenses	73,656	45,732
Restructuring expenses	2,826	—
Reductions in liabilities assumed in previous acquisition	(2,504)	—

Earnings from operations	11,007	19,838
Non-operating expense, net	1,217	797

Earnings before income taxes	9,790	19,041
Income tax expense	2,763	6,976

Net earnings	$7,027	$12,065

Earnings per share:
Basic	$0.15	$0.29

Diluted	$0.15	$0.28

Shares used in per share calculation:
Basic	46,093	42,173

Diluted	46,128	43,620

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Insight Enterprises, Inc.          1305 West Auto Drive         Tempe, Arizona 85284         480-902-1001         FAX 480-760-8958

Insight Q1 2003 Results, Page 7	April 24, 2003

INSIGHT ENTERPRISES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	March 31,	December 31,
	2003	2002

	(unaudited)
ASSETS
Current assets:
Cash	$50,710	$30,930
Accounts receivable, net	356,562	401,173
Inventories, net	72,351	73,387
Inventories not available for sale	19,772	19,808
Deferred income taxes and other current assets	26,568	33,269

Total current assets	525,963	558,567
Property and equipment, net	119,731	120,732
Goodwill, net	94,993	94,110
Other assets	211	322

	$740,898	$773,731

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$237,016	$235,772
Accrued expenses and other current liabilities	67,384	46,872
Current portion of long-term debt and capital leases	3,159	3,414
Short-term financing arrangements	30,000	91,178

Total current liabilities	337,559	377,236
Long-term debt and capital leases, less current portion	11,668	13,146
Deferred income taxes	8,187	8,058
Stockholders’ equity:
Preferred stock	—	—
Common stock	461	461
Additional paid-in capital	253,173	252,624
Retained earnings	119,624	112,597
Accumulated other comprehensive income – foreign currency translation adjustment	10,226	9,609

Total stockholders’ equity	383,484	375,291

	$740,898	$773,731

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Insight Enterprises, Inc.          1305 West Auto Drive         Tempe, Arizona 85284         480-902-1001         FAX 480-760-8958

Insight Q1 2003 Results, Page 8	April 24, 2003

INSIGHT ENTERPRISES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)

	For the Quarter Ended
	March 31,

	2003	2002

	(unaudited)
Cash flows from operating activities:
Net earnings	$7,027	$12,065
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	7,374	3,965
Provision for losses on accounts receivable	2,358	2,414
Write-down of obsolete, slow-moving and non-salable inventories	3,126	1,949
Tax benefit from stock options exercised	—	903
Deferred income taxes	(2,372)	(326)
Changes in assets and liabilities, net of acquisitions:
Decrease (increase) in accounts receivable	42,310	(6,499)
Increase in inventories	(2,142)	(1,081)
Decrease in other current assets	8,773	4,220
(Increase) decrease in other assets	(752)	612
Increase in accounts payable	1,814	17,929
Increase (decrease) in accrued expenses and other current liabilities	20,693	(7,320)

Net cash provided by operating activities	88,209	28,831

Cash flows from investing activities, net of acquisitions:
Purchases of property and equipment	(6,214)	(2,936)

Net cash used in investing activities	(6,214)	(2,936)

Cash flows from financing activities, net of acquisitions:
Net repayments on financing arrangements and lines of credit	(61,171)	(5,059)
Net repayment of long-term debt and capital leases	(1,471)	(1,257)
Proceeds from sales of common stock through employee stock plans	549	10,721

Net cash (used in) provided by financing activities	(62,093)	4,405

Foreign currency impact on cash flow	(122)	(162)

Increase in cash	19,780	30,138
Cash at beginning of period	30,930	31,868

Cash at end of period	$50,710	$62,006

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Insight Enterprises, Inc.          1305 West Auto Drive         Tempe, Arizona 85284         480-902-1001         FAX 480-760-8958

Insight Q1 2003 Results, Page 9	April 24, 2003

Insight Enterprises, Inc. and Subsidiaries
Quarterly Segment Operating Data Table
(unaudited)

	Three Months Ended
	March 31,

	2003	2002	% change

Insight North America
Number of account executives	1,715	1,197	43%
Direct shipments %	64%	75%	1	%**
Average order size	$1,443	$1,148	26%
Percent of sales to businesses	98%	99%	71	%*
Percent unassisted web sales	6.9%	15.3%	(33	%)*
Product Mix (as a % of product net sales):
Notebooks and PDA’s	14%	13%	65	%*
Desktops and servers	14%	17%	31	%*
Software	11%	13%	23	%*
Storage devices	9%	14%	(4	%)*
Networking and connectivity	12%	9%	93	%*
Printers	14%	12%	73	%*
Monitors and video	8%	7%	79	%*
Memory and processors	4%	5%	5	%*
Supplies and accessories	6%	3%	221	%*
Miscellaneous	8%	7%	55	%*
Insight UK
Number of account executives	276	220	25%
Direct shipments %	53%	35%	2	% **
Average order size	$897	$558	61%
Percent of sales to businesses	96%	93%	(27	%)*
Percent unassisted web sales	16.9%	10.0%	47	% *
Product Mix (as a % of product net sales):
Notebooks and PDA’s	17%	13%	7	% *
Desktops and servers	13%	13%	(17	%)*
Software	15%	18%	(31	%)*
Storage devices	5%	8%	(49	%)*
Networking and connectivity	9%	7%	0	% *
Printers	11%	12%	(24	%)*
Monitors and video	9%	7%	(8	%)*
Memory and processors	3%	3%	(12	%)*
Supplies and accessories	11%	6%	(32	%)*
Miscellaneous	7%	13%	(55	%)*
Direct Alliance
Net sales mix:
Service fees	91%	86%	(19	%)*
Pass through product sales	9%	14%	(50	%)*
PlusNet
Active broadband internet access customers	20,967	1,361	1,441%

*	Based on net sales dollars

**	Based on number of direct shipments

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Insight Enterprises, Inc.          1305 West Auto Drive         Tempe, Arizona 85284         480-902-1001         FAX 480-760-8958

Insight Q1 2003 Results, Page 10	April 24, 2003

INSIGHT ENTERPRISES, INC. AND SUBSIDIARIES
Segment Reporting Information
(In thousands)
(Unaudited)

	Three Months Ended March 31, 2003

	Insight			Insight	Direct
	North America	Insight UK	PlusNet	Total	Alliance	Consolidated

Net sales	$591,396	$94,427	$5,830	$691,653	$19,618	$711,271
Costs of goods sold	526,431	81,363	3,585	611,379	14,907	626,286

Gross profit	64,965	13,064	2,245	80,274	4,711	84,985
Operating expenses:
Selling and administrative expenses	58,730	11,997	1,731	72,458	1,198	73,656
Restructuring expenses	2,283	543	—	2,826	—	2,826
Reductions in liabilities assumed in previous acquisition	—	(2,504)	—	(2,504)	—	(2,504)

Earnings from operations	$3,952	$3,028	$514	$7,494	$3,513	11,007

Non-operating expense, net						1,217

Earnings before income taxes						9,790
Income tax expense						2,763

Net earnings						$7,027

Total assets	$732,771	$98,194	$25,582	$856,547	$51,547	$740,898	*

*	Consolidated total assets include net intercompany eliminations and corporate assets of $167,196.

	Three Months Ended March 31, 2002

	Insight			Insight	Direct
	North America	Insight UK	PlusNet	Total	Alliance	Consolidated

Net sales	$389,370	$110,199	$2,694	$502,263	$25,700	$527,963
Costs of goods sold	344,839	96,082	1,162	442,083	20,310	462,393

Gross profit	44,531	14,117	1,532	60,180	5,390	65,570
Operating expenses:
Selling and administrative expenses	32,148	11,108	1,158	44,414	1,318	45,732

Earnings from operations	$12,383	$3,009	$374	$15,766	$4,072	19,838

Non-operating expense, net						797

Earnings before income taxes						19,041
Income tax expense						6,976

Net earnings						$12,065

Total assets	$453,763	$200,216	$6,338	$660,317	$46,953	$622,201	*

*	Consolidated total assets include net intercompany eliminations and corporate assets of $85,069.

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Insight Enterprises, Inc.          1305 West Auto Drive         Tempe, Arizona 85284         480-902-1001         FAX 480-760-8958